Filed by: Supernus Pharmaceuticals, Inc.
Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: Supernus Pharmaceuticals, Inc.
Commission File No.: 001-35518
Date: August 3, 2026

Exhibit 99.1

Supernus Announces Second Quarter 2026 Financial Results

•Total revenues were $219.1 million in the second quarter 2026, a 32% increase compared to same period last year.

•Combined revenues of the Company's four growth products increased to $175.7 million in the second quarter 2026, representing an increase of 52% compared to the same period last year. This strong growth was driven by an increase in net sales of Qelbree® , GOCOVRI®, ZURZUVAE®, and ONAPGO™.

•Regulatory submission to the FDA for second supplier for ONAPGO remains on-track for third quarter 2026, with potential approval by mid-year 2027.

•The Company is raising its full year 2026 financial guidance.

•Announced today agreement to merge with Indivior Pharmaceuticals, Inc. (Indivior) creating a diversified CNS biopharmaceutical company with significant scale.

ROCKVILLE, Md., August 3, 2026 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced financial results for the second quarter 2026 and associated Company developments.

“Our first-half 2026 results reflect the continued strength and sustained momentum of our growth products and continued execution on our commercial strategy,” said Jack Khattar, President and CEO of Supernus. “As we look to the remainder of the year, we remain focused on disciplined execution and prudent capital allocation, and we believe we are well positioned to build on this momentum.”

“We are excited about the future of Supernus, even more so following the recent agreement to merge with Indivior Pharmaceuticals, Inc. The combination of these two businesses will form a well-positioned CNS company with a unique profile of scale, growth, and flexibility to pursue additional business development opportunities.”

Commercial Highlights

•ONAPGO net product sales were $13.5 million in the second quarter of 2026. Since the launch in April 2025, and through the end of July 2026, approximately 2,600 enrollment forms have been submitted by approximately 720 prescribers. The Company remains on-track to submit a regulatory filing to the U.S. Food and Drug Administration (FDA) for a second supplier for ONAPGO in the third quarter of 2026, with potential FDA approval by mid-year 2027.

•Collaboration revenue from ZURZUVAE was $35.4 million in the second quarter of 2026. Collaboration revenue represents 50% of the net revenues for ZURZUVAE recorded by Biogen Inc. Second quarter 2026 U.S sales of ZURZUVAE, as reported by Biogen Inc., increased approximately 53% compared to the same period in 2025. The total number of prescriptions for ZURZUVAE increased by 62% in the second quarter of 2026 compared to the same period last year.

•Net sales of Qelbree increased 15% to $89.2 million in the second quarter of 2026, compared to the same period in 2025, driven primarily by volume growth. Total IQVIA prescriptions(6) for Qelbree were 264,545 for the second quarter 2026, representing an increase of 17% compared to the same period last year. Prescription growth in the adult and pediatric populations was 25% and 14%, respectively.

•Net sales of GOCOVRI increased 2% to $37.6 million in the second quarter of 2026, compared to the same period in 2025. Total number of prescriptions grew by 9% in the second quarter of 2026 compared to the same period last year.
Product Pipeline Update
SPN-817 – Novel first-in-class highly selective AChE inhibitor for epilepsy
•The Phase 2b randomized, double-blind, placebo-controlled study of 3mg and 4mg twice daily doses is ongoing with a targeted enrollment of approximately 258 adult patients with treatment resistant focal seizures.

SPN-820 – Novel first-in-class molecule that increases mTORC1 mediated synaptic function for depression

•The Phase 2b multi-center, randomized, double-blind, placebo-controlled trial in approximately 200 adults with major depressive disorder (MDD). The study will examine the safety and tolerability of SPN-820 2400mg given intermittently (twice weekly) as an adjunctive treatment to the current baseline antidepressant therapy, as well as assess the rapid onset of improvement in depressive symptoms.
SPN-443 – Novel stimulant for attention-deficit/hyperactivity disorder (ADHD)
•The Company expects to initiate a Phase 1 single-ascending/multiple-ascending dose study in adult healthy volunteers in the second half of 2026.
Financial Highlights
This section includes information on non-GAAP financial measures. See "Non-GAAP Financial Information" section for information on non-GAAP financial measures. In addition, a reconciliation of applicable GAAP to non-GAAP financial information is included at the end of this press release.

Revenues
The following table provides information regarding total revenues (dollars in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Change %	2026	2025	Change %
	(unaudited)			(unaudited)
Net product sales
Qelbree	$89.2	$77.6	15%	$167.1	$142.3	17%
GOCOVRI	37.6	36.7	2%	72.8	67.4	8%
ONAPGO	13.5	1.6	745%	21.9	1.6	1267%
Trokendi XR®	8.4	11.2	(25)%	17.9	24.0	(25)%
Oxtellar XR®	8.8	11.6	(25)%	16.2	21.8	(26)%
APOKYN®	6.3	12.8	(51)%	14.0	27.8	(49)%
Other(2)	1.9	6.5	(71)%	6.6	15.1	(57)%
Total net product sales	165.7	158.0	5%	316.5	300.0	5%
Collaboration revenue (ZURZUVAE) (3)	35.4	—	100%	63.0	—	100%
Total revenues from commercial products (Non-GAAP) (1) (4)	201.1	158.0	27%	379.5	300.0	27%
Royalty, licensing and other revenues(5)	18.0	7.5	141%	47.3	15.3	209%
Total revenues	$219.1	$165.5	32%	$426.8	$315.3	35%

Total revenues from commercial products (non-GAAP)(1)(4) represent revenues from our product sales to customers and through our collaboration agreement with Biogen.

Other Financial Highlights
•Operating loss was $58.0 million for the second quarter of 2026, compared to an operating earnings of $12.1 for the same period in 2025. The change was primarily due to a non-cash $54.9 million intangible asset impairment charge related to APOKYN in the second quarter of 2026, an increase in selling, general, and administrative expenses associated with the collaboration agreement with Biogen Inc., partially offset by higher revenues.
•Adjusted operating earnings (non-GAAP)(1) were $31.2 million in the second quarter of 2026, compared to $40.9 million for the same period in 2025.
•Net loss and diluted loss per share were $58.4 million and $1.01 for the second quarter of 2026, respectively, compared to net earnings and diluted earnings per share of $22.5 million and $0.40 for the same period in 2025.
•Cash, cash equivalents, and current marketable securities were approximately $372.1 million as of June 30, 2026, compared to $308.7 million as of December 31, 2025. This increase was primarily due to cash generated from operations.

Full Year 2026 Financial Guidance

The Company is raising its full year 2026 financial guidance as set forth below (dollars in millions):

	Current Guidance (as of August 4, 2026)	Previous Guidance (as of February 24, 2026)
Total revenues include the following(7): ◦ONAPGO net sales of $55 million - $70 million ◦Trokendi XR and Oxtellar XR net sales of $50 million - $60 million	$860 - $890	$840 - $870
Combined R&D and SG&A expenses	$630 - $660	$620 - $650
Operating earnings (loss)	$(20) - $(50)	$0 - $30
Adjusted operating earnings (non-GAAP)(1)	$150 - $180	$140 - $170
Non-GAAP Financial Information

This press release contains financial measures that present financial information which do not comply with United States generally accepted accounting principles (GAAP). The non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Non-GAAP adjusted operating earnings on a historical and projected basis adjusts for non-cash share-based compensation expense, depreciation and amortization, intangible asset impairment charges and changes to fair value of contingent consideration, and for factors that are unusual, non-recurring or unpredictable, and excludes those costs, expenses, and other specified items presented in the reconciliation tables in this press release. We also present total revenues excluding net sales of Trokendi XR (GAAP) and Oxtellar XR (GAAP), which is a non-GAAP measure and is calculated as total revenues (GAAP) less net product sales of Trokendi XR (GAAP) and Oxtellar XR (GAAP). Beginning in the year a product loses exclusivity due to generic entrants, we generally do not expect net product sales of such products to constitute a significant part of our revenue in the future. We also present total revenues from commercial products, which is also a non-GAAP measure and is calculated as the combined total of total net product sales (GAAP) and collaboration revenues (GAAP). We believe that the use of non-GAAP financial measures provides useful supplemental information to management, investors, analysts and others regarding the Company's revenue and results of operations and assist management, investors, analysts, and others in understanding and evaluating our revenue growth and the performance of the business.

There are limitations associated with the use of non-GAAP financial measures and therefore comparability may be limited. These limitations include: non-GAAP financial measures that may not be entirely comparable to similarly titled measures used by other companies; these may not reflect all items of income and expense, as applicable, that affect our operations; there may be potential differences among calculation methodologies; these may differ from the non-GAAP information used by other companies, including peer companies. We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable GAAP financial measure. Investors are encouraged to review the reconciliation. The Company's 2026 financial guidance is also being provided on both a GAAP and a non-GAAP basis.

End Notes
(1) See the section titled "Non-GAAP Financial Information" for information about this non-GAAP financial measure. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is included at the end of this press release.
(2) Includes net product sales of MYOBLOC®, XADAGO® and Osmolex ER®.
(3) Represents proportionate share of collaboration revenue from Biogen’s sales of ZURZUVAE to customers in the U.S. from July 31, 2025, the closing of the acquisition of Sage Therapeutics, Inc.
(4) Total revenues from commercial products, a non-GAAP measure, represents revenues from our product sales to customers and through our collaboration agreement with Biogen.
(5) Royalty, licensing, and other revenues include royalties on generic Trokendi XR, Oxtellar XR, other licensed products and intellectual property.
(6) IQVIA data restatement July 1, 2025.
(7) Includes net product sales, collaboration revenue, and royalty, licensing, and other revenue.

Supernus and Indivior Pharmaceuticals, Inc. to Combine in Merger of Equals
In a press release issued on August 3, 2026, it was announced that the Company and Indivior Pharmaceuticals, Inc. have entered into a definitive agreement to combine in an all-stock merger of equals. For more details regarding the agreement and the other transactions contemplated therein (collectively, the Transaction), please review the Company’s Form 8-K filed on August 3, 2026.
Transaction Conference Call Details
Supernus and Indivior will host a joint conference call to discuss the proposed transaction today, August 3, 2026, at 8:30 a.m. Eastern Time.
A live webcast will be available here or from the Investor Relations section of both companies' website at www.supernus.com/Investors and https://ir.indivior.com. Participants are advised to join 10 minutes prior to the scheduled start time. A replay of the webcast will be available following the event. To access the call through a conference line, participants may dial (646) 968-2525 (U.S.) or (888) 596-4144 (toll-free), with the conference ID 3225161.
An investor presentation, which will be referenced during the webcast, is also available from the Investor Relations section of both companies' websites.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for attention-deficit hyperactivity disorder (ADHD), dyskinesia in Parkinson's disease (PD) patients receiving levodopa-based therapy, hypomobility in PD, postpartum depression (PPD), epilepsy, migraine, cervical dystonia, and chronic sialorrhea. We are developing a broad range of novel product candidates for CNS disorders.
For more information, please visit www.supernus.com.
About Indivior Pharmaceuticals, Inc.
As the leader in long-acting injectable treatments for opioid use disorder (OUD), Indivior is singularly focused on delivering evidence-based treatment and advancing understanding of OUD as a chronic but treatable brain disease. For more than 25 years, we have revolutionized the science of addiction medicine, developing treatments that help people move toward long-term recovery with independence and dignity. Building on this heritage, we are ushering in a new era, renewing our commitment to individuals living with OUD and carrying forward what matters most: compassion, integrity, and science. Together – with science, people living with OUD, public health champions, and communities – we are powering recovery and renewing hope. Visit www.indivior.com to learn more. Connect with Indivior on LinkedIn by visiting www.linkedin.com/company/indivior.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "may," "will," "would," "could," "should," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. These statements do not convey historical information but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the risk that the proposed merger may not be completed; the possibility that competing offers or acquisition proposals for Supernus or Indivior will be made; the delay or failure of the merger conditions to be satisfied (or waived), including the receipt of required approvals from stockholders of Supernus and Indivior; the failure (or delay) to receive the required regulatory approvals of the proposed merger; the possibility that prior to the completion of the transactions contemplated by the merger agreement, Supernus’s or Indivior’s business may experience significant disruptions due to transaction related uncertainty; the effects of disruption from the transactions on Supernus’s and Indivior’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, manufacturers, suppliers, vendors, business partners and distribution channels to patients; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the risk that Supernus may be required to pay a termination fee to Indivior in specified circumstances in which the merger agreement is terminated, and the possibility that the existence of such fee may discourage third parties from proposing an alternative transaction; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the restrictions on the conduct of Supernus’s business during the pendency of the merger under the interim operating covenants contained in the merger agreement, which may limit Supernus’s ability to pursue business opportunities, make acquisitions or dispositions, incur indebtedness, make capital expenditures, or otherwise take actions it would have taken absent the merger agreement, or to respond to competitive pressures or developments in its industry; the diversion of the attention and resources of Supernus’s management and employees from ongoing business operations and opportunities as a result of the substantial time and effort required to complete the merger and to prepare for integration; the fact that the exchange ratio is fixed and will not be adjusted for changes in the market price of Supernus or Indivior common stock prior to the consummation of the merger, which may decrease the value of the consideration received by Supernus stockholders in connection with the merger; the risk that the anticipated benefits, synergies and cost savings of the merger may not be realized, or may not be realized within the expected timeframe; the difficulties, costs and unanticipated liabilities associated with integrating the businesses, operations, systems, product portfolios and personnel of Supernus and Indivior; the risk that the combined company may be unable to retain and motivate key employees during the pendency of the merger and following its consummation; Supernus’s ability to sustain and increase its profitability; Supernus’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of Supernus’s corporate strategy; Supernus’s future financial performance and projected expenditures; Supernus’s ability to increase the number of prescriptions written for each of its products, and the products of its subsidiaries; Supernus’s ability to increase its net revenue from its products, and the products of its subsidiaries; Supernus’s ability to commercialize its products, and the products of its subsidiaries; Supernus’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; Supernus’s product research and development activities, including the timing and progress of Supernus’s clinical trials, and projected expenditures; Supernus’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize Supernus’s product candidates; Supernus’s ability to protect its intellectual property and the intellectual property of its subsidiaries and operate its business without infringing upon the intellectual property rights of others; Supernus’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of Supernus’s product candidates; the accuracy of Supernus’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; Supernus’s ability to increase its manufacturing capabilities for its products and product candidates; Supernus’s projected markets and growth in markets; Supernus’s product formulations and patient needs and potential funding sources; Supernus’s staffing needs; changes to laws and regulations applicable to the pharmaceuticals industry; the impact of macroeconomic factors, such as economic downturns or uncertainty, international conflict, trade disputes and tariffs; and other risk factors set forth from time to time in Supernus’s and Indivior’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Supernus undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

No Offer or Solicitation
This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information about the Merger and Where to Find It
In connection with the proposed Merger, Indivior intends to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of the Company and Indivior that also constitutes a prospectus of Indivior (the “joint proxy statement/prospectus”). Each of the Company and Indivior may also file other relevant documents with the SEC regarding the proposed Merger. This document is not a substitute for the registration statement, the joint proxy statement/prospectus or any other document that the Company or Indivior may file with the SEC. The definitive joint proxy statement/prospectus (if and when available) will be mailed to stockholders of the Company and Indivior. INVESTORS AND SECURITY HOLDERS OF THE COMPANY AND INDIVIOR ARE URGED TO READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, INDIVIOR AND THE PROPOSED MERGER. Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus (if and when available) and other documents filed with the SEC by the Company and Indivior through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge under the “Investor Relations” section of the Company’s website at https://www.supernus.com, and copies of the documents filed with the SEC by Indivior will be available free of charge on Indivior’s website.

Participants in the Solicitation

The Company, Indivior and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company and Indivior in respect of the proposed Merger. Information regarding the directors and executive officers of the Company, and a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s proxy statement for its most recent annual meeting of stockholders and its other filings with the SEC. Information regarding the directors and executive officers of Indivior is set forth in Indivior’s comparable filings with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed Merger when they become available. Free copies of these documents (when available) may be obtained as described in the preceding paragraph.

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30,	December 31,
	2026	2025
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$179,953	$128,448
Marketable securities	192,114	180,222
Accounts receivable, net	211,656	187,802
Inventories, net	83,924	82,385
Prepaid expenses and other current assets	55,849	65,325
Total current assets	723,496	644,182
Restricted cash	1,450	1,450
Property and equipment, net	10,197	10,531
Intangible assets, net	469,459	569,456
Goodwill	119,431	124,882
Deferred income tax assets, net	49,061	38,351
Other assets	55,015	63,796
Total assets	$1,428,109	$1,452,648

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$108,458	$107,800
Accrued product returns and rebates	198,844	161,097
Contingent consideration, current portion	—	31,052
Other current liabilities	40,076	38,222
Total current liabilities	347,378	338,171
Contingent consideration, long-term	206	206
Operating lease liabilities, long-term	29,427	30,365
Other liabilities	19,872	22,192
Total liabilities	396,883	390,934

Stockholders' equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 58,164,352 and 57,457,462 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	58	57
Additional paid-in capital	574,094	543,825
Accumulated other comprehensive loss, net of tax	(138)	(44)
Retained earnings	457,212	517,876
Total stockholders' equity	1,031,226	1,061,714
Total liabilities and stockholders' equity	$1,428,109	$1,452,648

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Statements of Loss
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(unaudited)		(unaudited)
Revenues
Net product sales	$165,713	$157,995	$316,466	$299,983
Collaboration revenue (ZURZUVAE)	35,350	—	62,993	—
Royalty, licensing, and other revenues	17,995	7,458	47,304	15,294
Total revenues	219,058	165,453	426,763	315,277

Costs and expenses
Cost of revenues(a)	33,669	16,827	57,060	32,590
Research and development	29,463	22,115	68,901	49,042
Selling, general and administrative	133,637	93,551	258,810	183,495
Amortization of intangible assets	25,333	20,819	50,977	40,605
Intangible asset impairment charges	54,919	—	54,919	—
Contingent consideration loss	—	—	2,391	7,660
Total costs and expenses	277,021	153,312	493,058	313,392

Operating earnings (loss)	(57,963)	12,141	(66,295)	1,885

Other income (expense)
Interest and other income, net	2,630	4,528	5,012	8,953
Interest expense	(2,315)	—	(2,315)	—
Total other income, net	315	4,528	2,697	8,953

Earnings (loss) before income taxes	(57,648)	16,669	(63,598)	10,838

Income tax expense (benefit)	723	(5,830)	(2,934)	166
Net earnings (loss)	$(58,371)	$22,499	$(60,664)	$10,672

Earnings (loss) per share
Basic	$(1.01)	$0.40	$(1.05)	$0.19
Diluted	$(1.01)	$0.40	$(1.05)	$0.19

Weighted average shares outstanding
Basic	58,070,378	56,024,771	57,860,131	55,945,434
Diluted	58,070,378	56,643,189	57,860,131	56,688,754

(a) Excludes amortization of intangible assets.

Supernus Pharmaceuticals, Inc.
Reconciliations of GAAP to Non-GAAP Financial Information
(unaudited)

Reconciliation of GAAP Total revenues to Non-GAAP Total revenues excluding Trokendi XR and Oxtellar XR net sales
An itemized reconciliation between total revenues on a GAAP basis and total revenues excluding Trokendi XR and Oxtellar XR net sales, a non-GAAP measure, is as follows (dollars in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Change %	2026	2025	Change %
Total revenues (GAAP)(a)	$219.1	$165.5	32%	$426.8	$315.3	35%
Adjustments:
Trokendi XR net product sales	(8.4)	(11.2)	(25)%	(17.9)	(24.0)	(25)%
Oxtellar XR net product sales	(8.8)	(11.6)	(24)%	(16.2)	(21.8)	(26)%
Total revenues excluding Trokendi XR and Oxtellar XR net sales (non-GAAP)	$201.9	$142.7	41%	$392.7	$269.5	46%
___________________________________________
(a) Includes net product sales, collaboration revenue, and royalty, licensing, and other revenues.
Reconciliation of GAAP Net Product Sales to Non-GAAP Revenues from Commercial Products
An itemized reconciliation between Net product sales on a GAAP basis and total revenues from commercial products, a non-GAAP measure, is as follows (dollars in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Change %	2026	2025	Change %
Net product sales (GAAP)	$165.7	$158.0	5%	$316.5	$300.0	6%
Adjustments:
Collaboration revenue (ZURZUVAE)	35.4	—	100%	63.0	—	100%
Total revenues from commercial products	$201.1	$158.0	27%	$379.5	$300.0	27%
Total revenues from commercial products, a non-GAAP measure, represents revenues from our product sales to customers and through our collaboration agreement with Biogen.

Reconciliation of GAAP Operating Earnings (Loss) to Non-GAAP Adjusted Operating Earnings
An itemized reconciliation between operating earnings (loss) on a GAAP basis and adjusted operating earnings on a non-GAAP basis is as follows (dollars in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating earnings (loss) - As Reported (GAAP)	$(58.0)	$12.1	$(66.3)	$1.9
Adjustments:
Amortization of intangible assets	25.3	20.8	51.0	40.6
Intangible asset impairment charges	54.9	—	54.9	—
Share-based compensation	8.6	7.5	17.1	15.6
Contingent consideration loss (gain)	—	—	2.4	7.7
Depreciation	0.4	0.5	0.9	1.1
Operating earnings - As Adjusted (non-GAAP)	$31.2	$40.9	$60.0	$66.9
_________________________________________
Non-GAAP adjusted operating earnings adjusts for non-cash items, which include amortization of intangible assets, share-based compensation expense, change in fair value of contingent consideration, depreciation, and intangible asset impairment charges.
Reconciliation of Full Year 2026 Financial Guidance - GAAP Operating Earnings (Loss) to Non-GAAP Adjusted Operating Earnings
An itemized reconciliation between projected operating earnings (loss) on a GAAP basis for the full year 2026 and projected adjusted operating earnings on a non-GAAP basis for the full year 2026 is as follows (dollars in millions):

	Current Guidance (as of August 4, 2026)	Previous Guidance (as of February 24, 2026)
Operating earnings (loss) - GAAP	$(20) - $(50)	$0 - $30
Adjustments:
Amortization of intangible assets	$97	$105
Intangible asset impairment charges	$55	$—
Share-based compensation	$35	$35
Contingent consideration loss	$2	$2
Depreciation	$3	$3
Operating earnings - As Adjusted (non-GAAP)	$150 - $180	$140 - $170

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
(301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo
ICR Healthcare
(443) 213-0505
peter.vozzo@icrhealthcare.com